Exhibit 99.1

ITT Corporation Elects David Melcher Senior Vice President

WHITE PLAINS, N.Y.--(BUSINESS WIRE)--March 8, 2010--The Board of Directors of ITT Corporation (NYSE: ITT) today announced it has elected Dave Melcher, president of Defense & Information Solutions, a senior vice president of the company.

Melcher, 55, joined ITT in 2008 as vice president of strategy and business development for Defense. He was named president of ITT’s Defense business and elected a corporate vice president later that year.

“Dave has a deep understanding of our customers, and under his leadership we are transforming our Defense business to better position ITT to address the evolving defense space,” said Steve Loranger, chairman, president and chief executive officer, ITT.

Before joining ITT, Melcher held a variety of roles during his 32 years of distinguished service in the United States Army. His career was highlighted by troop assignments in Infantry and Armored divisions and high-level military leadership and staff positions. He served as the Army's Military Deputy for Budget and Deputy Chief of Staff for Programs in the Pentagon, and as Commander of the Corps of Engineers — Southwestern Division in Dallas, Texas. He has more than 20 years of defense community experience in program management, strategy development and finance, working with key decision makers within the Army, Department of Defense, Office of Management and Budget, and with members of the United States Congress.

Melcher holds a bachelor's degree in civil engineering from the U.S. Military Academy at West Point and two masters' degrees, one in business administration from Harvard University and another in public administration from Shippensburg University.

About ITT Corporation

ITT Corporation is a high-technology engineering and manufacturing company operating on all seven continents in three vital markets: water and fluids management, global defense and security, and motion and flow control. With a heritage of innovation, ITT partners with its customers to deliver extraordinary solutions that create more livable environments, provide protection and safety and connect our world. Headquartered in White Plains, N.Y., the company generated 2009 revenue of $10.9 billion. www.itt.com

CONTACT:
ITT Corporation
Jennifer Schiavone, 914-641-2160
Jennifer.Schiavone@itt.com